Exhibit 23.2

We consent to the incorporation by reference in this Registration Statement No. 333-274651 on Form S-3 of our report dated March 13, 2023 relating to the financial statements of Clene Inc. appearing in the Annual Report on Form 10-K of Clene Inc. for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Salt Lake City, UT

September 29, 2023